EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARY*	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
iptelorg GmbH	Germany
Santera Systems LLC	Delaware
Taqua, Inc.	Delaware
Tekelec Limited	United Kingdom
Tekelec Argentina SRL	Argentina
Tekelec France SAS	France
Tekelec Canada Inc.	Canada
Tekelec Germany GmbH	Germany
Tekelec Italy s.r.l.	Italy
Tekelec do Brasil Ltda.	Brazil
Tekelec Singapore Pte. Ltd.	Singapore
Tekelec Spain, S.L.	Spain
Tekelec International Inc.	Delaware
Tekelec Malaysia Sdn. Bhd.	Malaysia
Tekelec Mexico S. de R.L. de C.V.	Mexico
Tekelec Systems India Private Ltd.	India
Tekelec Taiwan Co., Ltd.	Taiwan
Tekelec Co., Ltd.	China
Tekelec Colombia Ltda.	Colombia
Tekelec Czech Republic s.r.o.	Czech Republic

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* The subsidiaries of the Registrant do not do business under any name other than as listed above.